UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                               Commission File Number(s) 811-08097 and 333-23549

                           NOTIFICATION OF LATE FILING

         (Check One):     [  ] Form 10-K     [  ] Form 20-F     [  ] Form 11-K
[  ] Form 10-Q      [ x ] Form N-SAR     [  ] Form N-CSR

         For Period Ended:  June 30, 2003
                          ------------------------------------------------------

[  ]  Transition Report on Form 10-K       [  ]  Transition Report on Form 10-Q
[  ]  Transition Report on Form 20-F       [  ]  Transition Report on Form N-SAR
[  ]  Transition Report on Form 11-K

         For the Transition Period Ended:
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         READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR
TYPE.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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                                     PART I

                             REGISTRANT INFORMATION

Full name of registrant:     Pax World Growth Fund, Inc.
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Former name if applicable:
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Address of principal executive office (STREET AND NUMBER):  222 State Street
                                                            --------------------
City, state and zip code:  Portsmouth, NH  03801-3853
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


                                     PART II

                            RULES 12B-25 (B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

                    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

                    (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR or Form N-CSR, or portion thereof, will be filed
      [ X ] on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

                    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed period.

                  The registrant's employee who is responsible for preparing the Form N-SAR and the registrant's operations personnel who assist that employee in preparing the Form N-SAR have been actively engaged in a routine Securities and Exchange Commission field audit that is currently being conducted at the registrant's offices; the registrant was, therefore, unable to file such report without unreasonable effort and expense. It is anticipated that the registrant's Form N-SAR will be available for filing by September 12, 2003.


                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification.

             Janet L. Spates, Assistant-Treasurer            (800) 767-1729
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             (Name)                              (Area Code) (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                               [   ]  Yes            [ x ]  No

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

                     Form N-SAR for the period ended June 30, 2002 was filed October 15, 2002.

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                               [   ]  Yes            [ x ]  No


         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           PAX WORLD GROWTH FUND, INC.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   August 29, 2003                         By:  /s/ LEE D. UNTERMAN
      --------------------------                     -------------------------
                                                     Lee D. Unterman
                                                     Secretary

         INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

         Intentional misstatements or omissions of fact constitute Federal criminal violations (SEE 18 U.S.C. 1001).




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